Exhibit 99

OMI Corporation Reports 2006 Second Quarter Results and Record Quarterly Net Income of $131.8 Million and EPS of $1.92

     STAMFORD, Conn.--(BUSINESS WIRE)--July 25, 2006--OMI Corporation (NYSE:
OMM):

     Highlights

     -- Record second quarter Net Income of $131.8 million and basic and diluted Earnings Per Share ("EPS") of $1.92.

     -- Gain on sale of 3 Suezmax vessels of $78 million or $1.14 EPS was recognized in the second quarter. Deferred gain on the sale leaseback of 1 Suezmax vessel of approximately $26.5 million was recorded. The vessel continues to be commercially managed by the Company through the Gemini Pool.

     -- We currently have approximately $701 million in time charter revenue contracts (excluding any potential profit sharing) for the period from July 2006 to May 2012, including 3 contracts for Suezmax vessels entered into during the second quarter, of which 2 of these Suezmax vessels will continue to operate in the Gemini Pool.

     -- During the second quarter, the Board declared a quarterly dividend of $0.10 per share (paid in July).

     -- In April 2006, the Board authorized $70 million for the repurchase of common stock.

     -- In July 2006, we entered into 3 synthetic time charters (FFA contracts), 2 commenced July 2006, a three year contract for a Suezmax vessel (130,000 metric tons "mt") at $37,250 per day and a six month contract for 1/2 Suezmax vessel (65,000 mt) at $47,500 per day and 1 three year contract for a 1/4 Suezmax vessel (32,500 mt) at $40,000 per day will commence in October 2006. We currently have synthetic time charters of $116 million from July 1, 2006 through September 2009.

     -- In June 2006, contracted for sale of 1 product carrier for delivery in the third quarter, which will result in an estimated gain on sale of approximately $13 million.

     -- Took delivery of one 2006 built product carrier in May 2006, which completes our newbuilding program.

     OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported record Net Income of $131,772,000 or $1.92 basic and diluted EPS, which included Gain on Disposal of Vessels of $78,038,000 or $1.14 basic and diluted EPS for the second quarter ended June 30, 2006, compared to Net Income of $47,136,000 or $0.56 basic and diluted EPS for the second quarter ended June 30, 2005.
     For the six months ended June 30, 2006, Net Income was $195,335,000 or $2.80 basic and diluted EPS, which included Gain on Disposal of Vessels of $78,038,000 or $1.12 basic and diluted EPS, compared to Net Income of $122,917,000 or $1.45 basic and diluted EPS for the six months ended June 30, 2005, which included Gain on Disposal of Vessels of $2,874,000 or $0.03 basic and diluted EPS.
     Revenue of $183,270,000 for the second quarter ended June 30, 2006 increased $34,796,000 or 23% compared to revenue of $148,474,000 for the second quarter ended June 30, 2005. Revenue of $376,462,000 for the six months ended June 30, 2006 increased $56,546,000 or 18% compared to revenue of $319,916,000 for the six months ended June 30, 2005. The revenue from our product carriers increased primarily due to more operating days from vessels acquired and higher rates. The revenue from our Suezmax vessels increased because of 3 additional vessels in our Gemini Suezmax Pool, which was offset by the 2 Suezmax vessels sold in the fourth quarter of 2005 (see Time Charter Equivalent ("TCE") Revenue section). Distributions to vessel owners are reflected in operating expenses.
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "On both a net income and earnings per share basis the quarter was the best in the Company's history. Even excluding gains from sales of vessels it was the best second quarter in our history.
     "The strong performance of the Company has allowed us to repurchase nearly 30% of our outstanding shares, reduce our net debt to total capitalization to 40% and to institute and increase our dividend. We continue to use the strong markets to further enhance our future revenue visibility with new time charters and synthetic time charters and therefore expect continued strong cash flows for years to come. Our best use of cash today is to repurchase our own shares. OMI's fleet is one of the youngest in the world and our share price is trading below our calculation of net asset value. That combined with our time charter revenue makes it a very compelling investment."

     RECENT ACTIVITIES AND SECOND QUARTER HIGHLIGHTS

     DISPOSITION OF VESSELS:

     -- In the second quarter of 2006, we sold 4 Suezmax vessels for a net sales price aggregating approximately $285 million. The vessels continue to be commercially managed by the Company through the Gemini Pool. The gain on the disposal of 3 vessels, the SOMJIN, HUDSON and SACRAMENTO of approximately $78 million was realized in the second quarter. The POTOMAC sale included a leaseback arrangement and the related gain on sale of approximately $26.5 million was deferred and will be recognized over the five year operating lease period.

     -- In June 2006, we agreed to sell the 1999 built handysize product tanker, the ISERE, for a net sales price of approximately $35.2 million. The vessel is held for sale and the gain of approximately $13.2 million will be recognized upon delivery to the new owners, which is anticipated to be in the third quarter.

     VESSEL SPOT PERFORMANCE:


                   Daily TCE Rate              Daily TCE Rate
               For the Three Months          For the Six Months
                 Ended June 30, Percent Ended June 30, Percent Vessels on Spot 2006 2005 Change 2006 2005 Change
----------------------------------------------------------------------
Crude           $45,592 $43,545        5%      $52,043 $52,239      0%
----------------------------------------------------------------------
Clean           $23,351 $28,678      -19%      $29,296 $27,885      5%
----------------------------------------------------------------------


     -- In the second quarter of 2006, the TCE average rate for OMI's crude (Suezmax) fleet of $45,592 per day was approximately 21% lower than the first quarter of 2006 average rate of $57,770 per day due to expected seasonal declines in rates but was 5% higher than the comparable second quarter of 2005 average rate of $43,545 per day (see Market Overview section).

     -- In the second quarter of 2006, the TCE average rate for OMI's clean fleet of product carriers of $23,351 per day was approximately 34% lower than the first quarter average rate of $35,316 per day due to expected seasonal declines in rates and 19% lower than the comparable second quarter of 2005 average rate of $28,678 per day (see Market Overview section).

     FINANCIAL:

     (Note: For more detailed information refer to the Liquidity and Capital Expenditures section.)

     -- In April 2006, the Board increased its authority to purchase the Company's stock by $70 million to $100 million. During 2006 (to the date of this release), OMI repurchased and retired 5,161,300 shares of common stock at an average of $18.70 per share aggregating approximately $96.5 million (3,855,500 shares of which were repurchased in the second quarter at an average price of $18.86 per share aggregating $72.7 million). We have approximately $43.6 million of authority remaining for stock repurchases. OMI currently has 66,827,610 shares outstanding.

     -- In May 2006, the Board declared a $0.10 per share dividend to shareholders of record on June 21, 2006. The dividend of $6.7 million was paid on July 5, 2006.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The tanker market continued at a very profitable level in the second quarter of 2006, notwithstanding an increase in the world tanker fleet. The average spot TCE rate for Suezmax tankers in the West Africa to U.S. trade, though lower than the preceding quarter, was higher than the rate prevailing in the same period of last year, and it was the second highest level for this period since at least 1990. This was the result of continued world oil demand growth and high OPEC oil production. Freight rates in the crude oil tanker market have continued at high levels thus far in the third quarter of 2006.
     The average OPEC oil production in the second quarter of 2006 totaled about
29.7 million barrels per day ("b/d"), about the same as the preceding and same quarter last year. OPEC oil production, including Iraq, in the third quarter of 2006 is expected to average more than the preceding quarter and the same period a year ago.
     World oil demand decreased seasonally in the second quarter of 2006, but still averaged about 1.1 million b/d higher compared to the same period of last year due to increasing world economic activity. World oil demand is expected to increase further in the second half of 2006, mainly as a result of increasing world economic activity, and the usual seasonal oil demand gains late in the year, notwithstanding persistent high oil prices due to low spare oil production capacity and ongoing geopolitical risks.
     Hurricane activity in the fall of 2005 resulted in shutdowns of most of the U.S. crude oil production and refinery capacity in the Gulf of Mexico. It is estimated that about 0.15 million b/d of crude oil production and about 0.2 million b/d of refinery capacity was out of service at the end of the second quarter of 2006, and that a small amount of crude oil production and refinery capacity will still be out of service at the end of the third quarter of 2006 - barring new storm losses.
     Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of June 2006 were about 36 million barrels, or 1.7% higher than the year earlier level, and 2.6% above the average of the last five years. At the same time, crude oil inventories were 4.2% and petroleum products inventories were 1.7% higher than the average of the last five years, respectively.
     The world tanker fleet totaled 337.3 million dwt at the end of the second quarter of 2006, up by 11.3 million dwt or 3.5% from the year-end 2005 level. The total tanker fleet includes 44.4 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 4.2% from the year-end 2005 level.
     The tanker orderbook totaled about 106.8 million dwt, or 31.7% of the existing fleet at the end of June 2006. Approximately 10.5 million dwt are for delivery in 2006, 29.6 million dwt in 2007, 33.3 million dwt in 2008, 26.7 million dwt in 2009, and most of the balance in 2010.
     The tanker orderbook includes 66 Suezmaxes of about 10.4 million dwt or 23.4% of the existing internationally trading Suezmax tanker fleet. Eight Suezmaxes are for delivery in 2006, 26 in 2007, 20 in 2008 and the balance in 2009. The Suezmax orderbook for delivery in the next few years represents vessels to replace old tonnage affected by IMO regulations as well as to satisfy an expected increase in demand. It should be noted that more trades suitable for Suezmaxes are developing and that Suezmax tankers are flexible vessels since they are traded effectively in medium and long haul trades.
     At the end of the second quarter of 2006, approximately 33.0 million dwt or 9.8% of the total tanker fleet was 20 or more years old, including 11.9 million dwt or 3.5% of the fleet which was 25 or more years old. Furthermore, 7 Suezmaxes were 20 or more years old, including 1 which was 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 2.5 million dwt in the first half of 2006, including 1 VLCC and 7 Suezmaxes of which 3 were U.S. flag and 2 were shuttle tankers.
     At the end of June 2006, there were about 94.4 million dwt of tankers or 28.0% of the total tanker fleet which are affected by the EU regulations which commenced on October 21, 2003.

     Product Tanker Overview

     Freight rates in the product tanker market continued at high levels in the second quarter of 2006, though the average spot TCE for handysize product tankers in the Caribbean was below the preceding quarter rate and the rate prevailing in the same period of last year. The product tanker market strength was the result of continuous growth in the demand for oil, shortage of refinery capacity in consuming areas and some loss of U.S. refinery capacity in the Gulf of Mexico due to hurricane activity last fall, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the third quarter of 2006.
     The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about
80.2 million dwt at the end of June 2006, up by about 6.9% from the year-end 2005 level. The total product tanker fleet includes about 44.5 million dwt handysize and handymax product tankers, up by 5.7% from the year-end 2005 level.
     The product tanker orderbook for delivery over the next few years totaled about 36.4 million dwt, or about 45.4% of the existing product tanker fleet at the end of June 2006. Approximately 5.3 million dwt are for delivery in 2006,
10.4 million dwt in 2007, 11.7 million dwt in 2008 and most of the balance in 2009. At the end of June 2006, approximately 14.5 million dwt or 18.1% of the existing fleet was 20 or more years old.
     The orderbook for handysize and handymax product tankers at the end of June 2006 totaled about 14.4 million dwt or 32.4% of the existing handysize and handymax product tanker fleet. Approximately 2.0 million dwt are for delivery in 2006, 4.9 million dwt in 2007, 4.5 million dwt in 2008 and most of the balance in 2009.
     Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of June 2006 were 18 million barrels or 1.3% higher than the same time a year ago, and 1.7% above the average of the last five years. At the same time, inventories of gasoline, the seasonal product, in these areas were 0.9% and 1.5% lower than last year and the last five years average, respectively.
     Commercial gasoline inventories in the United States at the end of June 2006 were 1.4% below the level prevailing a year ago, and marginally higher than the average of the last five years. The gasoline market in the United States is expected to be tight during the current driving season as a result of increasing gasoline demand and the lingering effect of the loss of refinery capacity in the U.S. Gulf of Mexico due to hurricane activity last fall, at a time that refinery capacity limitations have been aggravated by regulations for cleaner gasoline, specifically this year's lower sulfur requirements. This is expected to create product tanker transport opportunities.
     For the balance of 2006, the tanker market is expected to benefit as a result of improving world economic activity, the usual higher oil demand growth in the second half of the year, shortage of refinery capacity in the United States, Western Europe and Asia, as well as possible disruptions due to weather and geo-political risks.

     FLEET REPORT

     Our fleet is concentrated into two vessel types: Suezmax tankers ("crude" vessels), which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At June 30, 2006, our fleet comprised 48 vessels. Five of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010; the MAX JACOB, whose charter expires December 2006; the CAPE BASTIA, whose charter expires June 2012; the CAPE BONNY, whose charter expires September 2012; and the CAPE BANTRY, whose charter expires May 2011 and 2 product carriers are bareboat chartered-in: the OTTAWA, whose charter expires April 2010; and the TAMAR, whose charter expires July 2010 (See Exhibit 1 for OMI's Fleet by vessel).
     The following table of OMI's fleet includes wholly owned and chartered-in vessels at June 30, 2006 and revenue days for those vessels for the second quarter ended June 30, 2006 (Note: Revenue days exclude the days our owned vessels are in drydock and the days our chartered-in vessels are off-hire and include the days Suezmax vessels operated prior to their sale):


                                                               Total
                      Number  Number  Number of Number  Total  Number
                       of      of      Vessels   of     Number   of
                     Vessels Revenue Chartered- Revenue  of    Revenue
                      Owned   Days       In      Days  Vessels  Days
                     -------------------------------------------------
Suezmaxes -  Spot (a)    6      684       3       202      9      886
Suezmaxes -  TC          1       95       3       225      4      320
Product Carriers -
 Spot                    5      455      n/a      n/a      5      455
Product Carriers - TC   28    2,485       2       181     30    2,666
                     -------------------------------------------------

(a) Excludes 6 vessels owned by other pool participants that operate in the Gemini Suezmax Pool.


     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the three and six months ended June 30, 2006 compared to the three and six months ended June 30, 2005.


RESULTS OF OPERATIONS
---------------------
(In thousands, except per share data)

                               For the Three Months For the Six Months
                                   Ended June 30,     Ended June 30,
                                    2006     2005     2006     2005
                                   -------- -------- -------- --------
Voyage and time charter revenue   $182,532 $148,244 $375,012 $319,133
Voyage expense                      39,015   33,025   74,952   63,078
                                  -------- -------- -------- --------
Time charter equivalent revenue    143,517  115,219  300,060  256,055
Other revenue                          738      230    1,450      783
Vessel expense and charter hire
 expense                            57,604   35,019  114,785   70,725
Depreciation and amortization       15,154   17,054   31,844   33,599
General and administrative           8,235    7,136   16,302   13,502
Gain on disposal of vessels
 (1),(2)                           (78,038)       -  (78,038)  (2,874)
                                  -------- -------- -------- --------
Operating income                   141,300   56,240  216,617  141,886
                                  -------- -------- -------- --------

Gain on purchase of Convertible
 Notes                                   -      803        -      803
Interest expense                   (10,642) (10,312) (22,849) (20,843)
Interest income                      1,218      185    1,615      463
Other (3)                             (104)     220      (48)     608
                                  -------- -------- -------- --------
Net income                        $131,772 $ 47,136 $195,335 $122,917
                                  ======== ======== ======== ========

Basic earnings per common share    $  1.92 $   0.56 $   2.80 $   1.45
Diluted earnings per common share  $  1.92 $   0.56 $   2.80 $   1.45

Weighted average shares
 outstanding-basic                  68,496   83,874   69,823   84,755
Weighted average shares
 outstanding-diluted                68,554   83,938   69,880   84,826

(1) The Gain on disposal of vessels of $78,038,000 for the three and six months ended June 30, 2006 resulted from the sale of 3 Suezmax vessels in April, May and June of 2006.

(2) The Gain on disposal of vessels of $2,874,000 for the six months ended June 30, 2005 resulted from the sale of 2 non-double hull handysize crude oil tankers in January of 2005.

(3) Other includes realized and unrealized losses on freight forward agreements aggregating $115,000 and $72,000 for the three and six months ended June 30, 2006, respectively, and realized and unrealized gains of $220,000 and $608,000 for the three and six months ended June 30, 2005, respectively.


     Time Charter Equivalent Revenue

     OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). As of June 30, 2006, 45% of our tonnage (or 14 vessels, 9 Suezmax vessels and 5 product carriers) operated in the spot market and 24% (or 15 vessels, 2 Suezmax vessels and 13 product carriers) operated on time charters with profit sharing arrangements, giving us the ability to benefit from the strong spot market. Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside. The remainder of our 48 vessel fleet or 31% of our tonnage (or 19 vessels, 2 Suezmax vessels and 17 product carriers) operated on fixed rate time charters at June 30, 2006 (see Contracted Time Charter Revenue section). Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses and charter hire expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).
     TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TCE revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

     Three Months Ended June 30, 2006 vs. Three Months Ended June 30, 2005

     The Company earned TCE revenue of $143,517,000 for the three months ended June 30, 2006 and $115,219,000 for the three months ended June 30, 2005, an increase of $28,298,000 or 25%. During the three months ended June 30, 2006, 52% or $75,299,000 of our TCE revenue was earned by vessels operating in the spot market and 48% or $68,218,000 of our TCE revenue was earned by vessels operating on TC.
     The following table illustrates the TCE revenue fluctuation for the three months ended June 30, 2006 compared to the three months ended June 30, 2005:


                 For the Three Months            Increase   Increase
                    Ended June 30,              (Decrease) (Decrease)
                     TCE Revenue      Increase      TCE     Operating
                     2006      2005  (Decrease) Daily Rate    Days
                   -------- ------------------------------------------
TCE Revenue for           (In thousands)
 Vessels on Spot
 Charters:
------------------
Crude Fleet       $ 64,674  $ 61,882   $  2,792       5%           (3)
Clean Fleet         10,625    22,237    (11,612)    -19%         (319)
                  --------- ---------  ---------            ----------
Total             $ 75,299  $ 84,119   $ (8,820)                 (322)
                  ========= =========  =========            ==========

TCE Revenue for
 Vessels on Time
 Charters:
------------------

Crude Fleet       $ 14,958  $  2,378   $ 12,580      59%          239
Clean Fleet         53,260    28,722     24,538      18%          965
                  --------- ---------  ---------            ----------
Total             $ 68,218  $ 31,100   $ 37,118                 1,204
                  ========= =========  =========            ==========

Total             $143,517  $115,219   $ 28,298                   882
                  ========= =========  =========            ==========


     During the three months ended June 30, 2006, the $28,298,000 increase in TCE revenue was attributed to vessels operating on time charters which increased revenue by $37,118,000 offset by decreases of $8,820,000 for vessels operating in the spot market. Increases in time charter revenue and TCE rates resulted from the following (1) 965 more operating days in 2006 compared to 2005 in the clean fleet, 330 for 4 newly acquired vessels in 2006, 193 more days for 5 vessels acquired in 2005 and 442 more days for vessels previously operating on spot (net of off-hire for vessel drydocks) that were operating on time charters in 2006, (2) 239 more days in the crude fleet for 2 vessels commencing new time charters in 2006 and 2 vessels that began new time charters in May 2005, (2) increased profit sharing revenue by $7,226,000 (which is also reflected in the increased TCE rate) due to the first year anniversary for profit sharing of $4,514,000 for 2 Suezmax vessels and increases in profit sharing of $2,712,000 for 3 clean vessels over the 2005 period.
     Net increases in TCE revenue for vessels on time charter were reduced by TCE revenue for vessels operating on spot charters of $8,820,000 primarily from the clean fleet, which decreased $11,612,000 because of the decrease of 319 operating days primarily for vessels that left the spot market and began operating on time charter contracts. Also, daily spot rates decreased 19% for the period (see Market Overview section for explanations of rate fluctuations). Decreases in the clean fleet were offset by a net increase of $2,792,000 earned by the crude fleet. Net increases in the crude fleet resulted primarily from revenue earned by 4 additional non-OMI vessels operating in Gemini during the 2006 period, which increased operating days by 350 and earnings of 40 additional operating days for 3 vessels chartered-in (2 in 2005 and 1 in April 2006). Increases were offset by 393 fewer operating days primarily from 3 vessels sold in 2006, 2 vessels sold in 2005 and 4 vessels that began time charters (2 in May 2005, 1 in March and 1 in May of 2006).

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Six Months Ended June 30, 2006 vs. Six Months Ended June 30, 2005

     The Company earned TCE revenue of $300,060,000 for the six months ended June 30, 2006 and $256,055,000 for the six months ended June 30, 2005, an increase of $44,005,000 or 17%. During the six months ended June 30, 2006, 61% or $183,461,000 of our TCE revenue was earned by vessels operating in the spot market and 39% or $116,599,000 of our TCE revenue was earned by vessels operating on TC.
     The following table illustrates the TCE revenue fluctuation for the six months ended June 30, 2006 compared to the six months ended June 30, 2005:


                     For the Six Months            Increase  Increase
                       Ended June 30,             (Decrease)(Decrease)
                        TCE Revenue     Increase     TCE    Operating
                        2006     2005  (Decrease) Daily Rate   Days
                     -------------------------------------------------
TCE Revenue for            (In thousands)
 Vessels on Spot
 Charters:
---------------------

Crude Fleet          $156,981 $155,106   $  1,875         0%       65
Clean Fleet            26,480   44,756    (18,276)        5%     (701)
                     -------- --------   ---------             -------
Total                $183,461 $199,862   $(16,401)               (636)
                     ======== ========   =========             =======

TCE Revenue for
 Vessels on Time
 Charters:
---------------------
Crude Fleet          $ 20,442  $ 2,378    $18,064        38%      366
Clean Fleet            96,157   53,815     42,342        15%    1,795
                     --------  -------    -------              -------
Total                $116,599  $56,193    $60,406               2,161
                     ========  =======    =======              =======

Total                $300,060 $256,055    $44,005               1,525
                     ======== ========    =======              =======

     During the six months ended June 30, 2006, the $44,005,000 increase in TCE revenue was attributed to vessels operating on time charter which increased revenue by $60,406,000, offset by decreases of $16,401,000 for vessels operating in the spot market. Increases in time charter revenue and TCE rates resulted from the following (1) 1,795 more operating days in 2006 for the clean fleet; 432 more days for 4 newly acquired vessels in 2006, 526 more days for 5 vessels acquired in 2005 and 837 more days for vessels previously operating on spot (less off-hire for vessel drydocks) that were operating on time charters in 2006, (2) 366 more days in the crude fleet for 2 vessels commencing new time charters in 2006 and 2 vessels that began new time charters in May 2005, (3) an increase in profit sharing revenue by $6,676,000 (also reflected in the increased TCE rate) due to 2 Suezmax vessels' first year anniversary for profit sharing of $4,514,000 earned and increases in 3 clean vessels profit sharing by $2,162,000 over the 2005 period.
     Increases in TCE revenue for vessels on time charter were reduced by TCE revenue for vessels operating on spot charters of $16,401,000 primarily from the clean fleet decrease of $18,276,000. The clean fleet decreased because of the loss of 701 operating days primarily for vessels that began operating on time charter contracts instead of in the spot market. Decreases in the clean fleet were offset by a net increase of $1,875,000 earned by the crude fleet. Net increases in the crude fleet resulted primarily from revenue earned by 4 additional non-OMI vessels (in Gemini), which increased operating days by 624 and earnings from 215 additional operating days for 3 vessels chartered-in (2 in 2005 and 1 in April 2006). Increases were offset by 774 fewer operating days primarily from 5 vessels sold in 2005 and 2006, in addition to 4 vessels that began time charters in 2005 and 2006.

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Operating Expenses

     Vessel expense and charter hire expense increased $22,585,000 for the three months and $44,060,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. Vessel expenses decreased $1,084,000 for the three months and increased $307,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. Increases in vessel expenses during the second quarter of 2006 were primarily attributable to the vessels acquired in the clean fleet (5 vessels during 2006 and 5 vessels during 2005) offset by decreases in vessel expense for 6 Suezmax vessels sold (4 in 2006 and 2 in 2005). Charter hire expense increased $23,669,000 for the three months and $43,753,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. Increases in charter hire expense of $7,896,000 for the three months and $13,003,000 for the six months ended June 30, 2006 was primarily the result of chartering in 5 additional vessels, 2 in 2005 (the CAPE BASTIA and the CAPE BONNY) and 3 vessels in 2006 (the 2006 charters resulted from sale leaseback transactions for the OTTAWA, TAMAR and CAPE BANTRY). Increases in charter hire expense of $15,773,000 for the three months and $30,750,000 for the six months ended June 30, 2006 were attributable primarily to increases in pool charter hire expense relating to Gemini resulting from 4 vessels that were added to the pool, 2 in 2005 and 2 in 2006 (see Note below for discussion of Gemini).

     Note: Gemini Tankers ("Gemini"), a wholly owned subsidiary of OMI, began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of June 30, 2006, there were 14 Suezmax vessels (8 from OMI and 6 from other pool members) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

     Depreciation and amortization expense decreased a net of $1,900,000 for the three months and $1,755,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. The decrease in depreciation expense was primarily due to the disposal of 6 Suezmax vessels (4 in 2006 and 2 in 2005) and 1 product carrier held for sale. Decreases in depreciation expense were partially offset by additional expense for 9 product carriers acquired (5 in 2006 and 4 in 2005).
     General and administrative expense increased $1,099,000 for the three months and $2,800,000 for the six months ended June 30, 2006 compared the three and six months ended June 30, 2005 primarily as a result of increased compensation and employee benefits expense (which makes up 88% of the increase, 43% of which relates to increases in non-cash expense from amortization of restricted stock awards from 2005 and 2006 grants) and increases in other corporate requirements.

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $106,349,000 at June 30, 2006 increased $64,052,000 from $42,297,000 at December 31, 2005. We also have short-term Marketable securities of $23,850,000 at June 30, 2006. During the six months ended June 30, 2006, we received net proceeds of $376,522,000 from the disposal of 6 vessels, repaid $286,166,000 in debt ($74,330,000 in repayments were for the vessels disposed of, $197,000,000 in unscheduled repayments on credit facilities and $14,836,000 in scheduled repayments), paid $114,175,000 for capital expenditures, primarily for the final payments for the acquisition of 5 vessels and drew down $47,000,000 under our credit facilities. We also paid cash dividends of $12,779,000 and bought back $95,363,000 of the Company's common stock.
     Our debt to total capitalization ratio (debt and stockholders' equity) at June 30, 2006 was 44% and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 40%. As of July 21, 2006, we have approximately $599,772,000 in available liquidity (including cash and undrawn lines of credit).
     We expect to use cash from operations or undrawn balances available to us through our revolving credit facilities to finance future capital expenditures, repurchase common stock under future authorized programs and repay debt at opportunistic times. See the below 2006 Expenditures for Drydock section for additional expected cash flow requirements in 2006.

     2006 Expenditures for Drydock

     OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate the drydock of up to five vessels (in addition to the one vessel drydocked in the first quarter of 2006) for the remainder of 2006 for an estimated aggregate cost of $3,650,000. The vessels are expected to incur up to an aggregate of approximately 111 off-hire days.
     The following is a breakdown of the actual first half and estimated drydocks for the second half (third and fourth quarters) of 2006 as well as the estimated drydock cost (in thousands) with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


            Days           Days           Days
          Off-Hire       Off-Hire       Off-Hire
            for            for            for           Proj.
           Drydock        Drydock       Drydock         Total    Proj.
            1st    Actual  3rd    Proj.   4th    Proj. Off-Hire  Total
            Half   Costs   Qtr.   Costs   Qtr.   Costs  Days     Costs
           -----------------------------------------------------------
Crude Fleet:
Suezmax-
 Spot          -    $   -      20  $ 350      -  $   -      20  $  350

Clean Fleet:                                                 -       -
Products-
 TC           24      459      15    600     76   2,700    115   3,759
           -----------------------------------------------------------
Total         24    $ 459      35  $ 950     76  $2,700    135  $4,109
           ===========================================================


     Contracted Time Charter Revenue

     The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing for 6 vessels aggregating approximately $13.3 million earned during the six months ended June 30, 2006 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
     The following table reflects our actual results for the six months ended June 30, 2006 and current contracted time charter revenue (see Highlights section), through 2012, including the 3 recent contracts for long-term time charters (2 of the recent contracts for Suezmax vessels on time charter will be operating in the Gemini Pool and will be included with vessels on spot) explained in the Highlights section of this press release:


                              2006   2007    2008   2009    2010-2012
                              ----   ----    ----   ----    ---------
(In millions)
TC Revenue                  $240.3  $235.2  $182.2  $93.7     $ 68.0
Number of Vessels (a)         33      30      18      9(b)         -
Vessels with Profit Sharing
 (a)                          15      13       9      4            -

(a) Number of vessels at the end of each year assuming no additional extensions or new charters.

(b) The remaining charters expire as follows: 7 charters will expire in 2010 and 2 will expire in 2012.

     We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue. Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels for which we expect to record profit sharing, by quarter:


                          2006      2007      2008      2009      2010
                          ----      ----      ----      ----      ----
First Quarter               1         3         3         1         0
Second Quarter              5         7         6         6         3
Third Quarter               4         4         4         2         1
Fourth Quarter              1         1         0         0         0
                    --------------------------------------------------
                           11        15        13         9         4
                    ==================================================

     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 48 vessels, approximately 3.5 million dwt, is the youngest large fleet of tankers in the world, with an average age at June 30, 2006 of approximately
3.3 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     OMI trades on the New York Stock Exchange under the symbol "OMM."

     Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of June 30, 2006. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings conference call presentation on Wednesday, July 26, 2006 at 10:30 a.m. (Eastern Time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com, along with a slide presentation. A replay of the call will be available at 1:30 p.m. on July 26, 2006 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass Code 1586431).

     OTHER FINANCIAL INFORMATION

     CONDENSED CONSOLIDATED BALANCE SHEETS

     The following are OMI's Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005:


CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
(In thousands)
                                                June 30,  December 31,
                                                  2006        2005
                                               ----------- -----------
Cash and cash equivalents                      $  106,349  $   42,297
Marketable Securities                              23,850           -
Vessel held for sale                               21,593           -
Other current assets                               71,595      85,539
Vessel and other property-net                   1,387,548   1,488,230
Construction in progress (newbuildings)                 -      84,042
Other assets                                       30,853      27,935
                                              ----------- -----------
Total assets                                   $1,641,788  $1,728,043
                                               =========== ===========
Current portion of long-term debt (1)          $   24,570  $   34,491
Other current liabilities                          85,596      73,669
Long-term debt (1)                                632,131     861,376
Other liabilities                                  59,033       3,571
Total stockholders' equity                        840,458     754,936
                                              ----------- -----------
Total liabilities and stockholders' equity     $1,641,788  $1,728,043
                                               =========== ===========

(1) As of June 30, 2006, the available undrawn balance under credit facilities was $515,532,000.

     CONDENSED CONSOLIDATED CASH FLOWS

     The following are OMI's Condensed Consolidated Cash Flows for the six months ended June 30, 2006 and 2005:


CONDENSED CONSOLIDATED CASH FLOWS
--------------------------------------
(In thousands)

                                       For the Six Months
                                          Ended June 30,
                                        2006      2005       Change
                                      --------- ---------  -----------
Provided (used) by:
Operating Activities                  $ 172,365 $ 182,576  $  (10,211)
Investing Activities                    238,995   (46,800)    285,795
Financing Activities                   (347,308) (143,394)   (203,914)
                                       --------- ---------  ----------
Net Increase (Decrease) in Cash and
 Cash Equivalents                        64,052    (7,618)     71,670
Cash and Cash Equivalents at the
 Beginning of the Year                   42,297    41,805         492
                                       --------- ---------  ----------
Cash and Cash Equivalents at the End
 of the Period                        $ 106,349 $  34,187  $   72,162
                                       ========= =========  ==========

     RESULTS BY FLEET

     The following discussion of Operating Income includes TCE revenue less vessel expense, charter hire expense and depreciation and amortization, General and administrative ("G & A") expenses allocated to vessels and gain/loss on disposal of vessels for the crude and clean segments.
     Crude Fleet - Operating Income increased $79,221,000 for the three months and $64,777,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. The net increase in Operating Income during the 2006 periods was primarily due to the sale of three Suezmax vessels in the second quarter of 2006 resulting in a gain on sale of $78,038,000. Other increases in operating income during the three months ended June 30, 2006 over the comparable period in 2005, was primarily attributable to a 5% increase in the Average daily TCE rate earned during the quarter (see Market Overview) and increases due to profit sharing of $4,514,000. Net Increases in Operating Income were offset by primarily from (1) less revenue earned from vessels sold in 2006,
(2) higher charter hire expense from three vessels (1 vessel was chartered-in during April 2006 in a sale leaseback transaction and two vessels chartered-in during June and September 2005) and (3) less earnings from 2 handysize vessels disposed of in January 2005. Additionally, increases in TCE revenue resulting from more operating days in the Gemini Pool relating to 4 additional vessels, 2 of which began operating in the pool in the second half of 2005 and 2 in 2006 were offset by increased Pool charter hire expense for pool distributions for the 4 additional vessels.
     The following table illustrates the crude fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels Operated by the crude oil fleet for the three and six months ended June 30, 2006 compared to the three and six months ended June 30, 2005 (Note: Amounts for some vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):


BREAKDOWN BY FLEET
-----------------------------------
(In Thousands, Except Daily Rates &
Expenses, Number of Vessels and Number
of Days)

                               For the Three Months For the Six Months
                                     Ended June 30,   Ended June 30,
CRUDE FLEET:                         2006    2005     2006     2005
------------                       -------  ------  -------   --------
Suezmaxes - On Spot and Time
 Charter:
TCE Revenue (1)
 Suezmaxes - On Spot               $ 64,674 $61,894 $156,977 $154,177
 Suezmaxes - On Time Charter         14,958   2,378   20,442    2,378
                                    -------- ------- -------- --------
Total TCE Revenue                    79,632  64,272  177,419  156,555
Vessel Expense                        4,444   8,719   10,555   16,469
Charter Hire Expense:
 Pool Charter Hire Expense           22,591   7,961   48,424   18,819
 Charter Hire Expense (Under
  Operating Leases)                  10,831   3,941   20,047    8,118
Depreciation and Amortization         4,562   7,984   10,999   15,955
G&A Allocated to Vessels              2,694   2,224    4,996    5,017
Gain on Disposal of Vessels (2)     (78,038)      -  (78,038)       -
                                    -------- ------- -------- --------
Operating Income                   $112,548 $33,443 $160,436 $ 92,177
                                    ======== ======= ======== ========
--------------------------------------------------------------------
Suezmaxes - On Spot:
Average Daily TCE                  $ 45,592 $43,545 $ 52,043 $ 52,239
Number of OMI TCE Revenue Days (3)      886   1,239    2,034    2,589
Number of Pool Members TCE Revenue
 Days (1)                               532     182      982      362
--------------------------------------------------------------------
Suezmaxes - On Time Charter:
Average Daily TCE (3)              $ 46,753 $29,359 $ 40,580 $ 29,359
Number of OMI TCE Revenue Days (4)      320      81      504       81
--------------------------------------------------------------------
Suezmaxes - On Spot and Time
 Charter:
Average Daily Vessel Expense       $  5,719 $ 7,370 $  5,973 $  6,999
Average Daily Charter Hire Expense $ 25,130 $20,963 $ 25,344 $ 22,060 Average Number of Wholly Owned
 Vessels *                              8.5    13.0      9.8     13.0
Average Number of Chartered-In
 Vessels                                4.7     2.1      4.4      2.0
--------------------------------------------------------------------
Crude Carriers Sold in Prior Years: (5)
TCE Revenue                        $      -  $  (12)$      4 $    929
Vessel Expense                            2     106      (59)     258
Depreciation and Amortization             -       -        -        -
Gain on Disposal of Vessels               -       -        -   (2,874)
                                    -------- ------- -------- --------
Operating (Loss) Income            $     (2) $ (118)$     63 $  3,545
                                    ======== ======= ======== ========

Average Daily TCE                       n/a     n/a      n/a $ 16,294
Number of TCE Revenue Days              n/a     n/a      n/a       57
--------------------------------------------------------------------
 Total Operating Income            $112,546 $33,325 $160,499 $ 95,722
                                   ======== ======= ======== ========

* Corrected press release amounts

Note: Number of operating or TCE revenue days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini Suezmax Pool. As of June 30, 2006, the Suezmax pool included 8 of OMI's Suezmaxes and 6 Suezmaxes owned by other pool members. As of June 30, 2005, the Suezmax pool included 13 of OMI's Suezmaxes and 2 Suezmaxes owned by another pool member (see Note (3) below).

(2) The gain of $78,038,000 was from the sale of the 3 Suezmaxes.

(3) In April, May and June 2006, 3 vessels (not including the vessel sold and time chartered back in April) were disposed of. In
    November 2005, 2 vessels were disposed of.

(4) During March and May 2006, 2 vessels began three and four year time charters, respectively. During May 2005, 2 vessels began operating on seven year time charters with profit sharing. During November 2005, 1 of the Suezmax vessels was sold and a vessel previously operating in Gemini replaced that vessel in its time charter contract. During the three and six months ended June 30, 2006, OMI recognized profit sharing revenue of approximately $4,514,000.

(5) In January 2005, 2 handysize crude oil carriers were sold.

     Clean Fleet - Operating Income increased $6,826,000 for the three months and $12,781,000 for the six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. The increases in Operating Income in the 2006 periods were primarily attributable to increased number of operating days resulting from 5 vessels acquired in 2005 and 5 vessels in 2006 increasing operating days in 2006 in both the three and six months ended June 30, 2006, in addition to increases in TCE rates for time charters in 2006 for new or renewed contract rates and increased profit sharing earned in the 2006 periods. The increase in Operating Income was partially offset by the decrease in earnings resulting from a 19% decrease in Average TCE rates earned by vessels that operated on spot charters in the second quarter of 2006. Earnings for vessels operating on spot also decreased in both 2006 periods due 6 vessels that began time charters, increasing earnings for vessels operating on time charters.
     The following table illustrates the clean fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels operated by the clean fleet for the three and six months ended June 30, 2006 compared to the three and six months ended June 30, 2005 (Note: Amounts for certain vessels sold include the settlement of certain revenues and expenses):


BREAKDOWN BY FLEET
------------------
(In Thousands, Except Daily Rates &
Expenses, Number of Vessels and
Number of Days)
                               For the Three Months For the Six Months
                                    Ended June 30,     Ended June 30,
                                      2006     2005    2006     2005
CLEAN FLEET:                         -------  ------  -------  ------
Products - On Time and Spot Charter:
TCE Revenue: (1)
 Products - On Time Charter (2)      $53,260 $28,722 $ 96,156 $53,815
 Products - On Spot                   10,625  22,237   26,480  44,756
                                      ------- ------- -------- -------
Total TCE Revenue                     63,885  50,959  122,636  98,571
Vessel Expense                        17,706  14,394   33,830  27,257
Charter Hire Expense (3)               1,005       -    1,074       -
Depreciation and Amortization         10,425   8,928   20,519  17,396
G&A Allocated to Vessels               1,429   1,143    2,725   2,211
                                      ------- ------- -------- -------
Operating Income                     $33,320 $26,494 $ 64,488 $51,707
                                      ======= ======= ======== =======
---------------------------------------------------------------------
Products - On Time Charter:
Average Daily TCE                    $19,978 $16,886 $ 19,109 $16,627
Number of TCE Revenue Days             2,666   1,701    5,032   3,237
------------------------------------- ------- ------- -------- -------
Products - On Spot:
Average Daily TCE                    $23,351 $28,678 $ 29,296 $27,816
Number of TCE Revenue Days               455     774      904   1,605
------------------------------------- ------- ------- -------- -------
Products - On Time and Spot Charter:
Average Daily Vessel Expense         $ 5,619 $ 5,742 $  5,648 $ 5,592
Average Number of Wholly Owned
 Vessels and Vessels Bareboat
 Chartered-In (3)                       34.6    27.5     33.1    26.9

Note: Number of Operating or TCE Revenue Days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses.

(2) During the three and six months ended June 30, 2006, OMI recognized profit sharing revenue of approximately $6,160,000 and $8,788,000, respectively, compared to $3,447,000 and $6,623,000 for the three and six months ended June 30, 2005, respectively.

(3) In January, February, March and May 2006, 4 handymax and one handysize product carriers were acquired. In January, March, May and July 2005, 2 handymax and 3 handysize product carriers were acquired. In March 2006, 2 Panamax vessels were sold and leased back (operating lease) on a bareboat charter arrangement.

     EXHIBIT 1

     FLEET REPORT

     Our fleet currently comprises 48 vessels aggregating approximately 3.5 million dwt. The Company's fleet below comprises 7 owned and 6 chartered-in Suezmaxes (not including non-OMI vessels operating in the Gemini Pool) and 33 owned and 2 chartered-in product carriers:


                                                            Charter
Name of Vessel         Type of Vessel  Year Built  Dwt     Expiration
----------------------------------------------------------------------
CRUDE OIL FLEET:
-----------------

Wholly-Owned:
-------------
ARLENE                 Suezmax             2003   165,293      SPOT
INGEBORG               Suezmax             2003   165,293      SPOT
DELAWARE               Suezmax             2002   159,452    May-12(P)
DAKOTA                 Suezmax             2002   159,435      SPOT
ADAIR                  Suezmax             2003   159,199      SPOT
ANGELICA               Suezmax             2004   159,106      SPOT
JANET                  Suezmax             2004   159,100      SPOT
                                                  -------
                                                1,126,878
                                                ---------
Time Chartered-In:
------------------
HS ALCINA              Suezmax             2001   160,183      SPOT
CAPE BANTRY            Suezmax             2000   159,999      SPOT
CAPE BASTIA            Suezmax             2005   159,156    Mar-09
CAPE BONNY             Suezmax             2005   159,062    May-09
OLIVER JACOB           Suezmax             1999   157,327      SPOT
MAX JACOB              Suezmax             2000   157,327    May-12(P)
                                                  -------
                                                  953,054
                                                  -------
Total Crude Oil Fleet                           2,079,932
                                                ---------
CLEAN FLEET:
------------

Wholly-Owned:
-------------
NECHES                 Handymax            2000    47,052    Oct-07
SAN JACINTO            Handymax            2002    47,038    Apr-08
MOSELLE                Handymax            2003    47,037    Feb-09
GUADALUPE              Handymax            2000    47,037    Apr-08
AMAZON                 Handymax            2002    47,037    Apr-08
THAMES                 Handymax            2005    47,036    Oct-06
ROSETTA                Handymax            2003    47,015    Mar-09
PLATTE                 Handymax            2006    46,955    May-09
LAUREN                 Handymax            2005    46,955    Dec-07(P)
JEANETTE               Handymax            2004    46,955    Mar-08(P)
HORIZON                Handymax            2004    46,955    Dec-08
KANSAS                 Handymax            2006    46,922    Apr-09(P)
WABASH                 Handymax            2006    46,893    Mar-08(P)
REPUBLICAN             Handymax            2006    46,893    May-09(P)
BRAZOS                 Handymax            2005    46,889    Dec-08
RUBY                   Handysize           2004    37,384      SPOT
ORONTES                Handysize           2002    37,383    May-10
OHIO                   Handysize           2001    37,278    May-10
GARONNE                Handysize           2004    37,278    Apr-09(P)
ASHLEY                 Handysize           2001    37,270      SPOT
MARNE                  Handysize           2001    37,230      SPOT
GANGES                 Handysize           2004    37,178      SPOT
LOIRE                  Handysize           2004    37,106    Feb-09(P)
FOX                    Handysize           2005    37,006    May-10(P)
RHINE                  Handysize           2006    36,993      SPOT
TEVERE                 Handysize           2005    36,990    Jul-10(P)
SAONE                  Handysize           2004    36,986    Jul-09(P)
TRINITY                Handysize           2000    35,834    Mar-10
MADISON                Handysize           2000    35,828    Mar-10
RHONE                  Handysize           2000    35,775    May-07(P)
CHARENTE               Handysize           2001    35,751    Sep-08(P)
ISERE                  Handysize           1999    35,438    Sep-08(P)
SEINE                  Handysize           1999    35,407    Aug-08
                                                   ------
                                                1,364,784
                                                ---------
Bareboat Chartered-In:
----------------------
TAMAR                  Panamax             2003    70,362    Jul-08
OTTAWA                 Panamax             2003    70,297    Apr-08
                                                   ------
                                                  140,659
                                                  -------
Total Clean Fleet                               1,505,443
                                                ---------

Total Current Fleet                 3,585,375
                                                ---------

Note: Vessels owned and chartered-in are all double hull.

(P) Time charters with profit sharing.

(1) The ISERE is to be sold in the third quarter of 2006. The RHINE will replace the ISERE on the time charter that expires September 2008 upon the sale.

     FORWARD-LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when vessels may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related off-hire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.
     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


     CONTACT: OMI Corporation
              Merete Serck-Hanssen, 203-602-6773